Exhibit 99.58

Cord Blood America Announces 500 Percent Increase in Customers in 2007

Strong Organic Growth and Attractive Acquisitions Drive Record Level of Sales

LOS ANGELES, Jan. 25, 2008 (PRIME NEWSWIRE) -- Cord Blood America, Inc. (OTCBB:CBAI), the umbilical cord blood stem cell preservation company (http://www.cordblood-america.com ) focused on bringing the life-saving potential of stem cells to families nationwide and internationally, announced today that, based upon preliminary results, the Company increased by 500% the number of customers who preserve cord blood at the Company’s state-of-the-art storage facilities. As of December 31, 2007, more than 18,000 customers store blood with the Company, compared to approximately 3,000 customers as of the year-earlier period.

Each customer pays an average yearly storage fee of approximately $100. A storage fee contract length is 18 years from the time of birth. Based upon the current customer base, the Company generates approximately $1.8 million in annual sales. New sales from marketing to new customers, returning customers and referrals from customers is also impacted dramatically by this enlarged customer base.

“The significant increase in customers is largely due to the accretive acquisitions Cord Blood America has made in 2007, including CorCell and CureSource, which increased the number of umbilical cord samples in storage significantly,”said Matthew Schissler, CEO. "Organic growth also provided a sizable portion of this increase. Since the number of customers storing blood represents high-margin, recurring revenue, we are particularly pleased by the significant growth."

“We continue to focus on generating high-margin revenue, while reducing debt. We believe the acquisitions we made during 2007 and the marketing initiatives we are pursuing in 2008 position the Company for another record year of growth.”

About Cord Blood America

Cord Blood America (OTCBB:CBAI) is the parent company of CorCell, which facilitates umbilical cord blood stem cell preservation for expectant parents and their children. Its mission is to be the most respected stem cell preservation company in the industry. Collected through a safe and non-invasive process, cord blood stem cells offer a powerful and potentially life-saving resource for treating a growing number of ailments, including cancer, leukemia, and blood and immune disorders. To find out more about Cord Blood America, Inc. (OTCBB:CBAI) visit our website at http://www.corcell.com. For investor information, visit http://www.cordblood-america.com.

Forward-Looking Statements

Some statements made in this press release are forward-looking statements, which are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. We use words such as "anticipate," “believe,” “expect,” “future,” “intend,” “plan,” and similar expressions to identify forward-looking statements. These statements including those related to the growth of the industry, new stem cell treatments, and the Company's performance, are only predictions and are subject to certain risks, uncertainties and assumptions. Additional risks are identified and described in the Company's public filings with the Securities and Exchange Commission. Statements made herein are as of the date of this press release and should not be relied upon as of any subsequent date. The Company’s past performance is not necessarily indicative of its future performance. The Company does not undertake, and the Company specifically disclaims any obligation to update any forward-looking statements to reflect occurrences, developments, events, or circumstances after the date of such statement.

CONTACT:  CEOcast, Inc.

          Gary Nash

          (212) 732-4300

Source: PrimeNewswire (January 25, 2008 - 9:10 AM EST)

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